EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES FIRST QUARTER 2011 EARNINGS
COLDWATER, MICHIGAN, May 3, 2011 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank, today announced earnings for the quarter ended March 31, 2011 of $110,000 based on net income available to common shareholders compared to a net loss available to common shareholders of $1.3 million for the quarter ended March 31, 2010. Basic and diluted losses per share for the quarter ended March 31, 2011 were $.06 compared to $(.67) for the same period in 2010.
“We are pleased with the continued improvement in the bank’s performance,” stated Rick DeVries, President and CEO, adding that, “We have undergone two external commercial loan reviews over the past eight months, and just completed our annual combined FDIC/OFIR examination. None of these events required additional provisions for commercial loans. These results reflect our continued focus on reducing the level of problem loans as we continue to grow key sources of fee income.”
The net interest margin for the first quarter of 2011 decreased 11 basis points to 2.97% compared to 3.08% for the same period in 2010. The decline in the margin is largely due to a shift in the composition of earning assets. The balance sheet reflects elevated levels of liquidity in anticipation of repayment of scheduled maturities of wholesale funding including Federal Home Loan Bank advances and brokered deposits. The Bank anticipates the deployment of excess liquidity in investment and lending opportunities.
The provision for loan losses was $260,000 in the first quarter of 2011 compared to $1.8 million for the first quarter of 2010. The reduced level of provision is reflective of management’s efforts in previous periods to identify potential problem loans and establish adequate reserves and/or charge-offs to address those problems. Non-performing assets totaled $16.4 million at the end of the first quarter of 2011, a decrease of $1.4 million from December 31, 2010 and a decrease of $10.9 million from June 30, 2010. Net charge offs for the quarter ended March 31, 2011 were $599,000 compared to $1.4 million for the same period in 2010. Net charge offs year to date consisted of primarily of one to four residential mortgages.
Non-interest income remained relatively unchanged for the first quarter of 2011 compared to the same period a year ago. Declines in fee income from loan origination and the overdraft protection program were offset by increased income from the gain on sale of other repossessed property.
Non-interest expense decreased $130,000 for the first quarter of 2011, compared to the same period a year ago. Cost control remains a focus of the Company. Costs associated with non-performing assets and foreclosed properties such as collection and maintenance costs, and impairment charges related to the disposition of other real estate have decreased $118,000.

Total assets were $255.8 million at March 31, 2011 compared to $256.9 million at December 31, 2010. Total loans decreased $8.2 million (4.5% ), to $174.6 million at March 31, 2011 from $182.8 million at December 31, 2010. Deposits increased $4.7 million, or 2.3%, to $210.7 million during the first quarter from $206.0 million at of the end of 2010.
Stockholder’s equity increased to $12.2 million at March 31, 2011 compared to $12.0 million at December 31, 2010. The Bank must meet certain minimum capital requirements to satisfy federal and state laws. Monarch Community Bank’s tier 1 leverage ratio increased to 4.67%, an increase of .31% from December 31, 2010. The Bank’s total risk based ratio was 8.46% an increase of .38% from December 31, 2010. In May of 2010 the Bank agreed with FDIC to develop a plan to increase its tier 1 leverage ratio to 9% and total risk based ratio to 11%. The Bank is pursuing all opportunities to raise capital and was considered adequately capitalized according to the FDIC definition as of March 31, 2011.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale counties.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Richard J. DeVries, CEO (517) 279-3978	Rebecca S. Crabill, CFO (517) 279-3956